John W. Hlywak, Jr. (Investors)    Scott Soifer (Media & Physicians)
      Executive Vice President & CFO     Vice President Marketing & Development
      IntegraMed America, Inc.           IntegraMed America, Inc.
      (914) 251-4143                     (914) 251-4186
      email:  jhlywak@integramed.com     email:scott.soifer@integramed.com
              ----------------------     ---------------------------------
      Web Address:  http://www.integramed.com
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     IntegraMed Declares 25% Stock Split Effected in the Form of A Dividend

Purchase, NY, March 20, 2007 -- IntegraMed America, Inc. (Nasdaq: INMD), the largest fertility services company in the United States, today announced that on March 19, 2007 the Board of Directors of the Company declared a 25 percent stock split effected in the form of a stock dividend.

The 25 percent stock split effected in the form of a stock dividend will result in shareholders receiving 1.0 additional share of common stock for each four shares owned on April 13, 2007, which was established as the record date for the 25 percent stock split effected in the form of a stock dividend. The payable date for the 25 percent stock split effected in the form of a stock dividend was established as May 4, 2007, with certificates issued pursuant to the 25 percent stock split effected in the form of a stock dividend to be mailed to shareholders on that date. No fractional shares will be issued; fractional share amounts will be rounded to the next whole share.

As of March 19, 2007 the Company had 6,513,634 shares of common stock outstanding. As a result of the 25 percent stock split effected in the form of a stock dividend, after the payment day, the Company will have 8,142,043 shares of common stock outstanding.

                         About IntegraMed America, Inc.

IntegraMed America, Inc. provides business services to a national network of 30 fertility centers in 86 locations across the United States; distributes pharmaceutical products and treatment financing programs directly to consumers; and operates the Web site http://www.integramed.com, a leading fertility portal. The IntegraMed network includes 153 physicians and Ph.D. scientists. Network membership is limited to one practice per metropolitan area, yet one of every five procedures in the U.S. is performed in an IntegraMed practice. IntegraMed provides more services to both consumers and medical providers in the fertility field than any other consortium.

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Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties. Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to finance future growth; the loss of significant business services contract(s); profitability at Reproductive Science Centers serviced by IntegraMed; changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission. All information in this press release is as of March 20, 2007 and IntegraMed undertakes no duty to update this information.